FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207074-01

-----Original Message-----

Sent:  Tuesday, June 21, 2016 4:11 PM

Subject:  NEW ISSUE CMBS SGCMS 2016-C5 *PUBLIC ANNOUNCEMENT*

SGCMS 2016-C5 - NEW ISSUE CMBS

$635.5MM NEW ISSUE CMBS **PUBLIC OFFERING**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:  SOCIETE GENERALE & CANTOR FITZGERALD

CO-MANAGERS:  NATIXIS, CITIGROUP & WELLS FARGO

RATING AGENCIES:  FITCH, KBRA & MOODY’S

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	C/E	WAL	LTV	DY
A-1	AAAsf/AAA(sf)/Aaa(sf)	30.047	30.000%	2.62	43.2%	15.6%
A-2	AAAsf/AAA(sf)/Aaa(sf)	92.155	30.000%	4.94	43.2%	15.6%
A-3	AAAsf/AAA(sf)/Aaa(sf)	165.000	30.000%	9.38	43.2%	15.6%
A-4	AAAsf/AAA(sf)/Aaa(sf)	188.922	30.000%	9.82	43.2%	15.6%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	39.644	30.000%	7.17	43.2%	15.6%
A-M	AAAsf/AAA(sf)/Aa3(sf)	50.656	23.125%	9.89	47.4%	14.2%
B	AA-sf/AA(sf)/NR	35.919	18.250%	9.89	50.4%	13.4%
C	A-sf/A(sf)/NR	33.157	13.750%	9.92	53.2%	12.7%

**PRIVATE CERTIFICATES**

D	BBB-sf/BBB-(sf)/NR	39.603	8.375%	9.98	56.5%	11.9%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$736,811,981
NUMBER OF LOANS:	47
NUMBER OF PROPERTIES:	138
WA CUT-OFF LTV:	61.7%
WA BALLOON LTV:	54.8%
WA U/W NCF DSCR:	1.78x
WA U/W NOI DEBT YIELD:	10.9%
WA MORTGAGE RATE:	4.874%
TOP TEN LOANS %:	43.4%
WA REM TERM TO MATURITY (MOS):	110
WA REM AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	2

LOAN SELLERS:	SG (29.0%), CCRE (25.1%), NREC (20.3%), BSP (13.5%), SREF (12.1%)

PROPERTY TYPES:	RETAIL (31.5%), OFFICE (31.2%), HOSPITALITY (20.9%), MULTIFAMILY (8.6%), INDUSTRIAL (3.1%), OTHER (2.7%), MIXED USE (2.0%)

TOP 5 STATES:	CA (12.8%), PA (12.2%), FL (9.4%), NY (6.6%), TX (6.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES, LLC
DIRECTING HOLDER:	RREF II CMBS AIV, LP OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC
TRUSTEE:	WILMINGTON TRUST, NATIONAL ASSOCIATION

ANTICIPATED TIMING
TERM SHEET & ANNEX A-1:	ATTACHED
RED:	TOMORROW (6/22)
THIRD PARTY SYSTEMS:	TOMORROW (6/22)
PRE-RECOREDED INVESTOR CALL:	TOMORROW (6/22)
PRE-SALE REPORTS:	THIS WEEK
ANTICIPATED PRICING:	WEEK OF JUNE 27TH
ANTICIPATED SETTLEMENT:	JULY 19, 2016

ROADSHOW
HARTFORD BREAKFAST:	WED (6/22) @ 8:30 AM EST, MAX’S DOWNTOWN
BOSTON LUNCH:	WED (6/22) @ 12:00 PM EST, THE PALM
MINNEAPOLIS BREAKFAST:	THUR (6/23) @ 7:30 AM CT, WESTIN HOTEL
MEETINGS CALLS:	AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.